Exhibit 99(p)(xx)
THIRD AMENDED AND RESTATED
CODE OF ETHICS
OF
PZENA INVESTMENT MANAGEMENT LLC
     This Third Amended and Restated Code of Ethics (herein, “the Code,” “this Code” or “this Code of Ethics”) has been adopted as of January 1, 2003, and further amended as of October 1, 2003, June 1, 2004, February 1, 2005, by Pzena Investment Management LLC, formerly known as RS Pzena Investment Management, L.L.C. (the “Adviser”), a registered investment adviser to separately managed advisory accounts including the registered investment companies from time to time identified on Schedule A hereto (the “Funds”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) , Rule 204A-1 and Rule 204-2 of the Investment Advisers Act of 1940, as amended (hereinafter Rule 17j-1, Rule 204A-1 and Rule 204-2 shall be collectively referred to as the “Rules”). This Code of Ethics is designed to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Funds and the Adviser’s other advisory accounts may breach their fiduciary duties, and to avoid and regulate situations which may give rise to conflicts of interest which the Rules address.
     This Code is based on the principle that the Adviser and its affiliates owe a fiduciary duty to, among others, shareholders of the Funds, to conduct their personal securities transactions in a manner which does not interfere with Funds’ transactions or otherwise take unfair advantage of their relationship to the Funds. The fiduciary principles that govern personal investment activities reflect, at a minimum, the following: (1) the duty at all times to place the interests of shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; (3) the fundamental standard that investment personnel should not take inappropriate advantage of their positions; and (4) the requirement that investment personnel comply with applicable federal securities laws.
     Honesty and integrity are required of the Adviser and its employees at all times. The standards herein should be viewed as the minimum requirements for conduct. All employees of the Adviser are encouraged and expected to go above and beyond the standards outlined in this Code in order to provide clients with top level service while adhering to the highest ethical standards.
     1. Purpose. The purpose of this Code is to provide regulations and procedures consistent with the 1940 Act and the Rules. As required by Rule 204A-1, the Code sets forth standards of conduct, requires compliance with the federal securities laws and addresses personal trading. In addition, the Code is designed to give effect to the general prohibitions set forth in Rule 17j-1(b), to wit:
     “It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:
(a)	To employ any device, scheme or artifice to defraud the Fund;

(b)	To make any untrue statement of a material fact to the Fund or omit to state to a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

(d)	To engage in any manipulative practice with respect to the Fund.
     2. Access Person Provisions. All Access Persons (as defined below) covered by this Code are required to file reports of their Personal Securities Transactions (as defined below), excluding exempted securities, as provided in Section 9 below and, if they wish to trade in the same securities as any of the Funds or the Adviser’s other advisory accounts, must comply with the specific procedures in effect for such transactions.
         The reports of Access Persons will be reviewed and compared with the activities of the Funds and the Adviser’s other advisory accounts and, if a pattern emerges that indicates abusive trading or noncompliance with applicable procedures, the matter will be referred to the CCO who will make appropriate inquiries and decide what action, if any, is then appropriate, including escalation to the Adviser’s Executive Committee.
     3. Implementation. In order to implement this Code of Ethics, a Chief Compliance Officer and one or more alternate Compliance Officers (each an “Alternate”) shall be designated from time to time for the Adviser. The current Chief Compliance Officer is Joan Berger; the Alternates are Amelia C. Jones and Michelle C. Houck.
     The duties of the Chief Compliance Officer and each Alternate shall include:
(a)	Continuous maintenance of a current list of the names of all Access Persons with a description of their title or employment and updating Schedule B of this Code of Ethics;

(b)	Furnishing all Access Persons with a copy of this Code of Ethics, and initially and periodically informing them of their duties and obligations thereunder;

(c)	Training and educating Access Persons regarding this Code of Ethics and their responsibilities hereunder;

(d)	Maintaining, or supervising the maintenance of, all records required by this Code of Ethics;

(e)	Maintaining a list of the Funds which the Adviser advises and updating Schedule A of this Code of Ethics;

(f)	Determining with the assistance of an Approving Officer whether any particular securities transaction should be exempted pursuant to the provisions of Section 5 or 6 of this Code of Ethics;

(g)	Determining with the assistance of an Approving Officer whether special circumstances warrant that any particular security or securities transaction be temporarily or permanently restricted or prohibited;

(h)	Maintaining, from time to time as appropriate, a current list of the securities which are restricted or prohibited pursuant to (g) above;

(i)	Issuing, either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code of Ethics which may appear consistent with the objectives of the Rules and this Code of Ethics;

(j)	Conducting such inspections or investigations as shall reasonably be required to detect and report any apparent violations of this Code of Ethics to the Adviser;

(k)	Submitting periodic reports to the Executive Committee of the Adviser containing: (i) a description of any violation and the sanction imposed; (ii) a description of any transactions which suggest the possibility of a violation; (iii) interpretations issued by and any exemptions or waivers found appropriate by the Chief Compliance Officer; and (iv) any other significant information concerning the appropriateness of this Code of Ethics; and

(l)	Submitting a report at least annually to the Executive Committee of the Adviser which: (i) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year; (ii) identifies any violations requiring significant remedial action during the past year; (iii) identifies any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and (iv) reports of efforts made with respect to the implementation of this Code of Ethics through orientation and training programs and on-going reminders.
     4. Definitions. For purposes of the Code of Ethics:
(a)	“Access Person” means any manager, director, executive officer, Advisory Person (as defined below) or Investment Person (as defined below) of Adviser who shall from time to time be identified on Schedule B hereto; but does not include clerical, secretarial or solely administrative personnel, other than administrative assistants to any Investment Person. As determined by the Chief Compliance Officer on a case by case basis as the circumstances may from time to time require, Access Persons may also include clerical, secretarial or solely administrative personnel, consultants, subtenants, office occupants or other persons if the services they are performing for the Adviser and/or the space they are occupying within Adviser’s offices does or could cause such persons to have access to non-public information about client securities transactions, portfolio recommendations or holdings.

(b)	“Advisory Person” means
(i) any non-executive permanent employee of the Adviser or of any Company in a Control Relationship with the Adviser, who, in connection with his or her regular functions or duties, actively participates in the investment activities of the Funds and the Adviser’s other advisory accounts, including without limitation, employees who execute trades and otherwise place and process orders for the purchase or sale of a Security, employees who make recommendations with respect to the purchase and sale of Securities, and research analysts who investigate potential investments ; but excluding, marketing and investor relations personnel, financial, compliance, accounting and operational personnel, and all clerical, secretarial or solely administrative personnel; and
(ii) any natural person in a Control Relationship with the Adviser who obtains information concerning current recommendations made to the Funds and the Adviser’s other advisory accounts with regard to the purchase or sale of a Security.
For purposes of this Code of Ethics, it is understood and agreed that a person does not become an Advisory Person or an Access Person simply by virtue of the following:
•	Normally assisting in the preparation of public reports or receiving public reports, but not receiving information about current recommendations or trading; or

•	A single instance of obtaining knowledge of current recommendations or trading activity, or infrequently or inadvertently obtaining such knowledge.
(c)	“Approving Officer” means Richard S. Pzena, John Goetz, Rama Krishna, or Michael Peterson.

(d)	A security is “being considered for purchase or sale” when, subject to PIM’s systematic buy/sell discipline as described in its ADV and client and prospect presentations, (i) a recommendation to purchase or sell that security has been made by the Adviser to a Fund and/or the Adviser’s other advisory accounts (e.g., the Portfolio Manager has instructed Portfolio Administration to begin working up orders) or (ii) the Portfolio Manager is seriously considering making such a recommendation.

(e)	“Beneficial Ownership” shall mean any interest by which an Access Person or any member of such Access Person’s immediate family (i.e., spouse, child or stepchild, parent, sibling or other relative by blood or marriage living in the same household as the Access Person) , can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Security. Without limiting the foregoing, the term “Beneficial Ownership” also shall be interpreted with reference to the definition of Beneficial Ownership contained in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, as such provisions may be interpreted by the Securities and Exchange Commission (“SEC”). Thus, an

Advisory Person or Access Person may be deemed to have beneficial ownership of Securities held in accounts in such person’s own name, such person’s spouses name, and in all other accounts over which such person does or could be presumed to exercise investment decision-making powers, or other influence or control, including, trust accounts, partnership accounts, corporate accounts or other joint ownership or pooling arrangements.; provided however, that with respect to spouses, an Access Person shall no longer be deemed to have beneficial ownership of any accounts not held jointly with his or her spouse if the Access Person and the spouse are legally separated or divorced and are not living in the same household.
(f)	Intentionally omitted.
(g)	“Company” means a corporation, partnership, an association, a joint stock company, a trust, a limited liability company, a limited liability partnership, a fund, or any organized group of persons whether incorporated or not; or any receiver, trustee or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

(h)	“Control Relationship” means the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting Securities of a Company shall be presumed to control such Company. Any person who does not so own more than 25 per centum of the voting Securities of any Company shall be presumed not to control such Company.

(i)	“Exempt Transactions” means the transactions described in Section 7 hereof.

(j)	“Investment Person” means any personnel of the Adviser who in connection with their regular duties, actively make purchase, sale and other investment decisions for the Funds and/or Adviser’s other advisory clients with respect to a Security, including, without limitation, Richard S. Pzena, John Goetz, the portfolio managers for each of Adviser’s products, and the trader and research analyst who are directly responsible for the Security.

(k)	“Personal Security Transaction” means, for any Access Person, a purchase or sale of a Security in which such Access Person has, had, or will acquire a Beneficial Ownership.

(l)	“Purchase and Sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security. In addition, the “sale of a Security” also includes the disposition by an Access Person of that security by donation or gift. On the other hand, the acquisition by an Access Person of a security by inheritance or gift is not treated as a “purchase” of that Security under this Code as it is an involuntary purchase or sale that is an Exempt Transaction under Section 7(b) below.

(m)	“Security” shall mean any common stock, preferred stock, treasury stock, note, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
     5. Conflicts of Interest. As a fiduciary, the Adviser has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Access Persons must try to avoid situations that have even the appearance of conflict or impropriety.
(a)	Conflicts of interest may arise where the Adviser or its Access Persons have reason to favor the interests of one client over another client. Favoritism of one client over another client constitutes a breach of fiduciary duty.

(b)	Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in Sections 6 and 7 below.

(c)	If the Adviser determines that an Access Person’s beneficial ownership of a Security presents a material conflict, the Access Person may be restricted from participating in any decision-making process regarding the Security. This may be particularly true in the case of proxy voting and Access Persons are expected to refer to and strictly adhere to the Adviser’s Proxy Voting policies and procedures in this regard.

(d)	Access Persons are required to act in the best interests of the Adviser’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are expected to refer to and strictly adhere to the Adviser’s Best Execution and Brokerage policies and procedures.

(e)	Access Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except Securities issued by the client.

(f)	Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. The Adviser’s Insider Trading Policy is hereby incorporated by reference and Access Persons are required to comply with the provisions therein.

     6. Prohibited Transactions.
(a)	No Access Person, including an Investment Person, or any member of such person’s immediate family, can enter into a Personal Security Transaction with actual knowledge that, at the same time, such Security is “being considered for purchase or sale” by the Funds/and or other advisory accounts of the Adviser, or that such Security is the subject of an outstanding purchase or sale order by the Funds/and or other advisory accounts of the Adviser except as provided in Section 7 below;

(b)	Except under the circumstances described in Section 6 hereof, no Access Person, including an Investment Person, or any member of such person’s immediate family, shall purchase or sell any Security within five (5) business days before or after the purchase or sale of that Security by the Funds/and or other advisory accounts of the Adviser;

(c)	No Access Person, including an Investment Person, shall be permitted to effect a short term trade (i.e. to purchase and subsequently sell within 60 calendar days, or to sell and subsequently purchase within 60 calendar days) of securities which (i) are issued by a mutual fund which is advised or subadvised by Adviser (i.e., one of the Funds), or (ii) are the same (or equivalent) Securities purchased or sold by or on behalf of the Funds/and or other advisory accounts of the Adviser unless and until the Funds/and or other advisory accounts of the Adviser have effected a transaction which is the same as the Access Person’s contemplated transaction;

(d)	No Access Person, including an Investment Person, is permitted to enter into a Personal Security Transaction for any Security which is named on a restricted list;

(e)	No Access Person, including an Investment Person, or any member of such person’s immediate family, shall purchase any Security in an Initial Public Offering;

(f)	No Access Person, including an Investment Person, shall, without the express prior approval of the Chief Compliance Officer, acquire any Security in a private placement, and if a private placement Security is acquired, such Access Person must disclose that investment when he/she becomes aware of the Adviser’s subsequent consideration of any investment in that issuer, and in such circumstances, an independent review shall be conducted by the Chief Compliance Officer;

(g)	No Access Person, including an Investment Person, shall accept any gifts or anything else of more than a de minimis value from any person or entity that does business with or on behalf of Adviser or any of the Funds/and or other advisory accounts of the Adviser. For purposes hereof, “de minimis value” shall mean a value of less than $100, or such higher amount as may be set forth in NASD Conduct Rule 3060 from time to time. Furthermore, all gifts to consultants and other decision-makers for client accounts must be reasonable in value and must be pre-approved by the Managing Principal, Marketing and Client Services and the Chief Compliance Officer before distribution;
(h)	No Access Person, including an Investment Person, may make political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, no Access Person, including an Investment Person, may consider the Adviser’s current or or anticipated business relationships as a factor in soliciting political or charitable contributions; and

(i)	No Access Person, including an Investment Person, may serve on the Board of Directors or Trustees of a publicly-traded corporation or business entity without the prior written approval of the Chief Compliance Officer. Prior written approval of the Chief Compliance Officer is also required in the following two (2) additional scenarios:
•	Advisory Committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity’s operating, endowment, pension or other funds.

•	Positions on the Board of Directors, Trustees or any Advisory Committee of a PIM client or any potential client who is actively considering engaging PIM’s investment advisory services.
     7. Access Person Trading Exceptions. Notwithstanding the prohibitions of Section 5 hereof, an Access Person is permitted to purchase or sell any Security within five (5) business days of the purchase or sale of that Security by the Funds/and or other advisory accounts of the Adviser if:
(a)	the purchase or sale of the Security by the Access Person is not contrary to the purchase or sale of the Security by the Funds/and or other advisory accounts of the Adviser (e.g., the sale of a Security after a Funds/and or other advisory accounts of the Adviser purchases the Security); and

(b)	the purchase or sale of the Security is grouped together with the purchase or sale of the Security for the Adviser’s managed accounts, including the Funds, that are purchasing or selling the Security; or

(c)	the purchase or sale of the Security is approved or allocated to the Access Person’s account only after the Adviser’s managed accounts, including the Funds, have each received their full allocation of the Security purchased or sold on that day.
          In addition, if the Access Person’s transaction is contrary to the purchase or sale of the Security by the Funds/and or other advisory accounts of the Adviser (e.g., the Access Person wants to buy a Security the Funds or other advisory accounts are selling or trimming), the Access Person may still enter into the transaction if, and only if, the Access Person’s transaction meets the following criteria: (a) the Access Person is not an Investment Person, a person in a Control Relationship with the Adviser, or the analyst or trader who is directly responsible for the Security which is the subject of the transaction, (b) the number of shares involved in the Access